OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

STRATUS PROPERTIES INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of Annual Meeting of Stockholders

May 13, 2004

April 1, 2004

Date:	Thursday, May 13, 2004

Time:	1:30 p.m., Central Time

Place:	Barton Creek Resort 8212 Barton Club Drive Austin, Texas 78735

Purpose:	• To elect one director

• To ratify the appointment of our independent auditors, and

• To transact such other business as may properly come before the meeting

Record Date:	Close of business on March 18, 2004.

      Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

By Order of the Board of Directors.

KENNETH N. JONES
General Counsel & Secretary

Information about Attending the Annual Meeting

      If you plan to attend the meeting, please bring the following:

      1. Proper identification.

      2. Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is a letter from your broker stating that you owned Stratus Properties Inc. stock on the record date or an account statement showing that you owned Stratus Properties Inc. stock on the record date.

Only stockholders of record on the record date may attend or vote at the annual meeting.

Stratus Properties Inc.

98 San Jacinto Boulevard, Suite 220
Austin, Texas 78701

      The 2003 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about April 1, 2004.

      This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Stratus Properties Inc. for use at our Annual Meeting of Stockholders to be held on May 13, 2004, and at any adjournments (the meeting).

Who Can Vote

      Each share of our common stock that you held on the record date entitles you to one vote at the meeting. On the record date, there were 7,152,140 shares of our common stock outstanding.

Voting Rights

      Inspectors of election will count votes cast at the meeting. Directors are elected by plurality vote. All other matters are decided by majority vote present at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

      Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.”

      Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Quorum

      A quorum at the meeting is a majority of our common stock entitled to vote, present in person or represented by proxy. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of our common stock represented by properly executed and returned proxies will be treated as present. Shares of our common stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted

      Our board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

      Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, your proxy will be voted:

•	in favor of the proposed director nominee, and

•	for the ratification of the appointment of the independent auditors.

      We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the meeting, and they intend to vote on any such other matter in accordance with their best judgment.

      Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.

Proxy Solicitation

      We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $6,500 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

      If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to: Secretary, Stratus Properties Inc., 98 San Jacinto Boulevard, Suite 220, Austin, Texas 78701 by December 2, 2004.

      If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by January 13, 2005, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary. Failure to comply with our by-law procedures and deadlines may preclude the presentation of your proposal at the next meeting.

Corporate Governance

Ethics and Business Conduct Policy

      Our board of directors recently amended our Ethics and Business Conduct Policy to include a code of conduct for senior financial officers of the company. Our Ethics and Business Conduct Policy is available at http://www.stratusproperties.com/policy.htm. We intend to post amendments to or waivers from our Ethics and Business Conduct Policy, if any, made with respect to any of our directors and executive officers on that website.

Board Structure and Committee Composition

      Our board consists of four members, and has primary responsibility for directing the management of our business and affairs. Our board held four regular meetings and one special meeting during 2003. Non-employee directors meet in executive session at the end of each board meeting. The chair of executive session meetings rotates among the chairpersons of the two standing committees (discussed below), except as the non-management directors may otherwise determine for a specific meeting.

      To provide for effective direction and management of our business, our board has established an audit committee and a corporate personnel committee. Our board does not have a nominating committee. During 2003, each of our directors attended at least 75% of the aggregate number of board and applicable committee meetings. Directors are also invited to attend annual meetings of our stockholders. All of our directors attended the last annual meeting of stockholders.

Audit		Meetings
Committee Members	Functions of the Committee	in 2003

Michael D. Madden, Chairman Bruce G. Garrison James C. Leslie	• please refer to the Audit Committee Report	5

Corporate Personnel		Meetings
Committee Members	Functions of the Committee	in 2003

James C. Leslie, Chairman Michael D. Madden	• please refer to the Corporate Personnel Committee Report on Executive Compensation	2

Board and Committee Independence and Audit Committee Financial Experts

      The board has determined that each of Messrs. Garrison, Leslie and Madden has no material relationship with the company and is independent within the meaning of the NASDAQ director independence standards, as currently in effect. Further, the board has determined that each of the members of the Audit Committee has no material relationship with the company and is independent within the meaning of the NASDAQ independence standards applicable to audit committee members. In addition, the board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission (the SEC).

Consideration of Director Nominees

      In evaluating nominees for membership on the board, the board takes into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a publicly-traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. The board evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas. A majority of the independent directors then serving on the board must approve any nominee to be recommended by the board to the stockholders.

      The board regularly assesses whether it is the appropriate size, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the independent directors consider various potential candidates for director, who may come to their attention through professional search firms, stockholders or other persons. Each candidate brought to the attention of the board, regardless of who recommended such candidate, is considered on the basis of the criteria set forth above.

      As stated above, the board will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates for consideration by the board by submitting the names and supporting information to: Secretary, Stratus Properties Inc., 98 San Jacinto Boulevard, Suite 220, Austin, Texas 78701. Supporting information should include (a) the name and address of each of the candidate and proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified above, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve.

      In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than January 13, 2005. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2005 annual meeting or 10 days following the public announcement of the date of the 2005 annual meeting. Any stockholder submitting a nomination under our by-laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Secretary, Stratus Properties Inc., 98 San Jacinto Boulevard, Suite 220, Austin, Texas 78701.

Communications with the Board

      Individuals may communicate directly with our board (or any individual director) by writing to the director or the Chairman of the Board of Stratus Properties Inc., c/o 98 San Jacinto Boulevard, Suite 220, Austin, Texas 78701. The company or the Chairman will forward the stockholder’s communication to the appropriate director.

Director Compensation

Cash Compensation

      Each non-employee and non-officer director receives $500 for attending each board committee meeting as well as an annual fee consisting of (a) $10,000 for serving on our board, (b) $1,000 for each committee on which he serves, and (c) $1,000 for each committee of which he is the chairman. Each director receives a fee of $500 for attending each board meeting and is also reimbursed for reasonable out-of-pocket expenses incurred in attending our board and committee meetings.

Stock Option Plan for Non-Employee Directors

      Each non-employee and non-officer director is eligible for a grant of options under our 1996 Stock Option Plan for Non-Employee Directors. On September 1 of each year, each non-employee director is granted an option to purchase 2,500 shares of our common stock at 100% of the fair market value of the shares on the grant date. Each option granted under this plan expires ten years after the grant date. In accordance with this plan, on September 1, 2003, each non-employee director was granted an option to purchase 2,500 shares of our common stock at an exercise price of $10.375.

Election of Directors

      Our board of directors has fixed the number of directors at four. The table below shows the members of the different classes of our board and the expiration of their terms.

Class	Expiration of Term	Class Member

Class I	2005 Annual Meeting of Stockholders	Michael D. Madden
Class II	2006 Annual Meeting of Stockholders	Bruce G. Garrison James C. Leslie
Class III	2004 Annual Meeting of Stockholders	William H. Armstrong III

      Our board has nominated the Class III director named above for an additional three-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of the Class III director, unless otherwise directed. If, contrary to our present expectations, the nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Information About Nominee and Other Directors

      This table provides certain information as of March 18, 2004 with respect to the director nominee and each other director whose term will continue after the meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

			Year First
		Principal Occupations, Other Directorships	Elected a
Name of Nominee or Director	Age	and Positions with the Company	Director

William H. Armstrong III	39	Chairman of the Board & Chief Executive Officer of the Company since 1998. President since 1996.	1998
Bruce G. Garrison	58	Director — REITs and Real Estate Investments, Pinnacle Trust Company, since 2003, and Vice President from 2000 to 2003. Principal of Harris, Webb & Garrison Inc., an investment banking firm, from 1996 to 2000.	2002
James C. Leslie	48	Private investor. Chairman of the Board of Ascendant Solutions, Inc. Director, President and Chief Operating Officer of The Staubach Company, a commercial real estate services firm, from March 1996 until March 2001.	1996
Michael D. Madden	55	Partner of Questor Management Co., merchant bankers, since March 1999. Chairman of the Board of Hanover Capital L.L.C., investment bankers, since 1995.	1992

Stock Ownership of Directors and Executive Officers

      This table shows the amount of our common stock each of our directors and named executive officers beneficially owned on March 18, 2004. Unless otherwise indicated, all shares shown are held with sole voting and investment power. This table also shows the number of shares of our common stock each of our directors and named executive officers could acquire as of May 17, 2004 upon the exercise of options granted pursuant to our stock incentive plans.

		Number of	Total Number
	Number of Shares	Shares Subject	of Shares
	Not Subject to	to Exercisable	Beneficially	Percent of
Name of Beneficial Owner	Options	Options	Owned	Class

William H. Armstrong III(1)	17,309	307,352	324,661	4.5%
John E. Baker	1,640	73,076	74,716	1.0%
Bruce G. Garrison(2)	115,750	625	116,375	1.6%
James C. Leslie	35,500	21,250	56,750	*
Michael D. Madden	—	21,250	21,250	*
All directors and executive officers as a group (6 persons)	170,199	423,553	593,752	7.8%

*	Ownership is less than 1%

(1)	Includes 3,250 shares held in his IRA.

(2)	Includes 110,750 shares held by an investment company with respect to which Mr. Garrison, as an executive officer, shares voting and investment power, but as to which he disclaims beneficial ownership.

Stock Ownership of Certain Beneficial Owners

      This table shows the beneficial owners of more than 5% of our outstanding common stock based on filings with the SEC. Unless otherwise indicated, all information is presented as of December 31, 2003, and all shares indicated as beneficially owned are held with sole voting and investment power.

	Number of Shares		Percent of
Name and Address of Person	Beneficially Owned		Class

Carl E. Berg	1,405,000	(1)	19.7%
10050 Bandley Drive
Cupertino, California 95014
Ingalls & Snyder LLC	1,300,698	(2)	17.3%
61 Broadway
New York, New York 10006

(1)	Based on an amended Schedule 13G filed with the SEC on February 13, 2002.

(2)	Based on an amended Schedule 13G filed with the SEC on February 5, 2004, Ingalls & Snyder has no voting power but shares investment power with respect to 1,168,698 of these shares, and Robert L. Gibson has sole voting and investment power with respect to 132,000 of these shares and shares investment power with respect to 934,100 of these shares.

Executive Officer Compensation

      This table shows the compensation paid to our chief executive officer and chief financial officer in 2003, 2002 and 2001 (collectively, the named officers), the only two executive officers whom we employed in 2003.

Summary Compensation Table

				Long-Term
				Compensation Awards

	Annual Compensation			Restricted	Securities
				Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Options	Compensation(2)

William H. Armstrong III	2003	$280,000	$263,000	$147,770	46,000	$33,200
Chairman of the Board,	2002	280,000	258,000	241,997	91,455	36,700
President & Chief	2001	250,000	258,000	—	—	31,419
Executive Officer
John E. Baker	2003	170,000	136,000	52,775	15,000	27,822
Senior Vice President	2002	170,000	136,000	83,746	30,152	27,822
& Chief Financial Officer	2001	170,000	136,000	—	—	27,249

(1)	On December 17, 2003, under the 2002 Stock Incentive Plan, 14,000 restricted stock units (RSUs) were granted to Mr. Armstrong and 5,000 RSUs were granted to Mr. Baker. The RSUs will ratably convert into shares of our common stock over a four-year period on each grant date anniversary. Dividend equivalents will be paid on the RSUs on the same basis as dividends are paid on our common stock. The market value of the RSUs as of December 31, 2003 and as of their grant dates are as follows:

		12/31/03	Grant Date
Name	RSUs	Market Value	Market Value

Mr. Armstrong	14,000	$139,370	$147,770
Mr. Baker	5,000	49,775	52,775

      As of December 31, 2003, based on the $9.955 market value per share of our common stock as of such date, (a) Mr. Armstrong held 34,727 RSUs, the aggregate value of which was $345,707, and (b) Mr. Baker held 12,158 RSUs, the aggregate value of which was $121,033.

(2) Consists of contributions to defined contribution plans, payments for life insurance policies, and director fees as follows:

		Plan	Life	Director
Name	Date	Contributions	Insurance	Fees

Mr. Armstrong	2003	$28,000	$2,700	$2,500
	2002	31,000	2,700	3,000
	2001	27,500	1,919	2,000
Mr. Baker	2003	25,500	2,322	—
	2002	25,500	2,322	—
	2001	25,500	1,749	—

      This table sets forth all of the stock options that we granted to each of the named officers in 2003.

Option Grants in 2003

	Number of	Percent of
	Securities	Options			Grant
	Underlying	Granted to	Exercise		Date
	Options	Employees	or Base		Present
Name	Granted(1)	in 2003	Price	Expiration Date	Value(2)

William H. Armstrong III	46,000	65.7%	$10.555	December 17, 2013	$321,540
John E. Baker	15,000	21.4%	10.555	December 17, 2013	104,850

(1)	Unless otherwise noted, the stock options will become exercisable over a four-year period. The stock options will become immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions. In addition, each stock option has an equal number of tandem “limited rights,” which may be exercisable only for a limited period in the event of a tender offer, exchange offer, a series of purchases or other acquisitions or any combination thereof resulting in a person or group of persons becoming a beneficial owner of shares representing 40% or more of the company’s total voting power. Each limited right entitles the holder to receive cash equal to the amount by which the highest price paid in such transaction exceeds the exercise price.

(2)	The Black-Scholes option pricing model was used to determine the grant date present value of the stock options that we granted to the listed officers. The grant date present value was calculated to be $6.99 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option of $10.555; (b) a fair market value of $10.555 for one share of our common stock on the grant date; (c) a term of ten years for the stock options; (d) a stock volatility of 50.7% based on an analysis of historical weekly closing prices of our common stock over the 459-week period commencing March 3, 1995; and (e) an assumed risk-free interest rate of 4.52%, this rate being equivalent to the yield on the grant date on a zero coupon U.S. Treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

      This table sets forth all outstanding stock options held by each of the named officers as of December 31, 2003. Neither of the named officers exercised stock options in 2003.

Options at December 31, 2003

Number of
Securities
	Underlying	Value of Unexercised
	Unexercised	In-the-Money
	Options at	Options at
	December 31, 2003	December 31, 2003

	Exercisable/	Exercisable/
Name	Unexercisable	Unexercisable

William H. Armstrong III	280,363/147,092	$530,803/$104,087
John E. Baker	64,913/ 46,739	81,262/ 33,015

Corporate Personnel Committee Report on Executive Compensation

      The Corporate Personnel Committee is composed of two independent directors who are responsible for the company’s executive compensation programs. Our committee’s executive compensation philosophy is to:

•	emphasize performance-based compensation that balances rewards for short- and long-term results

•	tie compensation to the interests of the company’s stockholders, and

•	provide a level of total compensation that will enable the company to attract and retain talented executive officers.

Compensation Consultant

      In 2001, we commissioned a compensation consulting firm to perform a comprehensive review of our executive compensation practices. Based on our consideration of the consulting firm’s reports and discussions with such firm regarding the appropriate level of compensation for our management team, we determined that the base salaries, as well as annual and long-term incentive awards, paid to the company’s management team should approximate the median of the community and land developer peer group. Accordingly, after our review of management compensation in 2003, we concluded that the base salaries of the management team were at appropriate levels.

Overview of 2003 Compensation

      Executive officer compensation for 2003 included base salary, annual incentive awards, stock options and restricted stock units.

Base Salaries

      We retained the base salaries of the executive officers for 2003 at 2002 levels after consideration of each executive officer’s level of responsibility and our assessment of his performance and the peer group market practices.

Annual Incentive Awards

      We provided annual cash incentives to Mr. Armstrong and the company’s other officers for 2003 through the company’s performance incentive awards program. We used the same guidelines from 2002 for use in awarding cash incentives for 2003. Under this approach, we determined each officer’s award based on a combination of overall corporate performance and individual performance, with the specific allocation reflecting the primary focus of the officer’s position and the officer’s ability to impact the variables associated with each. Accordingly, we allocated 80% of Mr. Armstrong’s potential award to overall corporate performance and 20% to individual performance. In assessing overall corporate performance, we focused on the following four measures, which were weighted according to our determinations as to the impact each has on overall corporate performance: asset value enhancement, fee services growth, capital structure and overhead management.

      Each person selected to participate in the program was assigned a target award based on level of responsibility, which served as a guideline amount. We determined the individual awards to the participants based on our assessment of the performance measures described above and the relative individual allocations. After consideration of the factors described above, we determined that the level of corporate and individual performance achieved in 2003 warranted the payment of a cash bonus to Mr. Armstrong and our other named executive officer in the amounts shown in the Summary Compensation Table.

Stock Options and Restricted Stock Units

      In 2002, we established long-term incentive award guidelines intended to reinforce the relationship between compensation and increases in the market price of the company’s common stock and align the officer’s financial interests with those of the company’s stockholders. Pursuant to this plan, we established target levels based upon the position of each participating officer and granted long-term incentive awards within those levels based upon our assessment of corporate and individual performance. Participating officers received approximately 70% of their long-term incentive awards in the form of stock options and approximately 30% in the form of restricted stock units. Using these new guidelines, we granted stock options and restricted stock units to the participating officers in December 2003 relating to 2004. The exercise price of each stock option granted in 2003 is equal to the fair market value of a share of our common stock on the grant date. The restricted stock units will ratably convert into shares of our common stock over a four-year period on each grant date anniversary. For further information on the stock options and restricted stock unit grants to the named executive officers, see the Summary Compensation Table and the Option Grants in 2003.

Section 162(m)

      Section 162(m) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Our policy is to structure compensation that will be fully deductible where doing so will further the purposes of the company’s executive compensation programs.

Dated: March 22, 2004

James C. Leslie, Chairman	Michael D. Madden

Compensation Committee Interlocks and Insider Participation

      The current members of our Corporate Personnel Committee are Messrs. Leslie and Madden. In 2003, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer served as our director or on our Corporate Personnel Committee.

Audit Committee Report

      The Audit Committee is currently composed of three directors, all of whom are independent, as defined in the National Association of Securities Dealers’ listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the company’s independent auditors and its internal auditors and (4) the independence of the company’s independent auditors.

      We review the company’s financial reporting process on behalf of our board. The Audit Committee’s responsibility is to monitor this process, but the Audit Committee is not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent public accountants, respectively.

Appointment of Independent Auditors; Financial Statement Review

      In February 2003, in accordance with our charter, our committee appointed PricewaterhouseCoopers LLP as the company’s independent auditors for 2003. We have reviewed and discussed the company’s audited financial statements for the year 2003 with management and PricewaterhouseCoopers LLP. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and PricewaterhouseCoopers LLP provided an opinion to the same effect.

      We have received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with PricewaterhouseCoopers LLP their independence from the company and management. We have also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

      In addition, we have discussed with PricewaterhouseCoopers LLP the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2003, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. PricewaterhouseCoopers LLP also met with us without management being present to discuss these matters.

      In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2003.

Internal Audit

      We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditors. In February 2003, in accordance with our revised charter, our committee appointed Resources Audit Solutions, LLC as the company’s internal auditors for 2003. We have discussed with Resources Audit Solutions, LLC the scope of their audit plan, and have met with them to discuss the results of their reviews, their evaluation of the company’s processes and internal controls, any difficulties or disputes with management encountered during the course of their reviews, and other matters relating to the internal audit process. The internal auditors also met with us without management being present to discuss these matters.

Dated: March 22, 2004

Michael D. Madden, Chairman	Bruce G. Garrison	James C. Leslie

Independent Auditors

Fees and Related Disclosures for Accounting Services

      The following table discloses the fees that PricewaterhouseCoopers LLP billed the company for professional services rendered in each of the last two fiscal years:

	2003	2002

Audit Fees	$78,870	$70,000
Audit Related Fees(1)	16,500	10,000
Tax Fees(2)	37,631	9,500
All Other Fees	—	—

(1)	Relates to regulatory compliance services.

(2)	Includes services rendered for tax consulting and compliance services, the preparation of the company’s federal and state tax returns for the prior fiscal year, and the preparation of the company’s estimated tax payments for the listed fiscal years.

      The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of the independent auditors.

Pre-Approval Policies and Procedures

      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and tax services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the Audit Committee; however, any proposed service that has an anticipated or additional cost of no more than $15,000 may be pre-approved by the Chairperson of the Audit Committee, provided that the total anticipated costs of all such projects pre-approved by the Chairperson during any fiscal quarter does not exceed $30,000.

      At each regularly-scheduled Audit Committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the Chairperson since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by the independent auditors. Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the Audit Committee, and none of those services required use of the de minimus exception to pre-approval contained in the SEC’s rules.

Selection and Ratification of the Independent Auditors

      Arthur Andersen LLP audited our financial statements for 2001 and had served as our independent auditors since 1992. On July 15, 2002, we decided to replace Arthur Andersen as our independent accountants. Our Audit Committee and board of directors approved this action. Arthur Andersen ceased to practice before the SEC effective August 31, 2002.

      The audit report issued by Arthur Andersen on our consolidated financial statements as of and for the year ended December 31, 2001, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle.

      During the fiscal year that ended December 31, 2001 and continuing through July 15, 2002, we had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the matter of disagreement in their report on the financial statements. Arthur Andersen previously communicated to us that they informed the SEC that they were unable to provide letters that corroborate or invalidate the statements we have made in any public disclosure, as required by the SEC.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during our two fiscal years ended December 31, 2001 and December 31, 2000, and through July 15, 2002.

      On August 8, 2002, we appointed PricewaterhouseCoopers LLP to replace Arthur Andersen as our independent accountants. Our Audit Committee and board also approved the selection of PricewaterhouseCoopers LLP. In February 2004, our Audit Committee appointed PricewaterhouseCoopers LLP as our independent accountants for 2004. During the two fiscal years ended December 31, 2001 and December 31, 2000, and the subsequent interim period through August 8, 2002, we did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

      Our Audit Committee and board of directors seek stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP to act as the independent auditors of our and our subsidiaries’ financial statements for the year 2004. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, our Audit Committee will reconsider this appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Performance Graph

      The following graph compares the change in the cumulative total stockholder return on our common stock with the cumulative total return of the S&P 500 Stock Index and the Media General Real Estate Development Index from 1999 through 2003. This comparison assumes $100 invested on December 31, 1998 in (a) our common stock, (b) the S&P 500 Stock Index and (c) the Media General Real Estate Development Index.

Comparison of Cumulative Total Return*

Stratus Properties Inc., S&P 500 Stock Index &
Media General Real Estate Development Index

	December 31,

	1998	1999	2000	2001	2002	2003

Stratus Properties Inc.	$100.00	$111.67	$133.33	$113.33	$122.67	$134.00
Media General Real Estate Development Index	100.00	97.82	76.94	88.54	61.54	102.71
S&P 500 Stock Index	100.00	121.04	110.02	96.95	75.52	97.18

*	Total Return Assumes Reinvestment of Dividends

STRATUS PROPERTIES INC.

Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders, May 13, 2004

     The undersigned hereby appoints William H. Armstrong III and Kenneth N. Jones, or either of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Stratus Properties Inc. at the Annual Meeting of Stockholders to be held on Thursday, May 13, 2004, at 1:30 p.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.

     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE

(continued on reverse side)

Δ FOLD AND DETACH HERE Δ

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR:

Item 1 -	Election of the nominee for director. Nominee for director of Stratus Properties Inc.	FOR ☐	WITHHOLD ☐

William H. Armstrong III

Item 2 -	Ratification of appointment of PricewaterhouseCoopers LLP as independent auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature(s)                                                                                                         Dated:                                                                              , 2004
You may specify your votes by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors recommendation. If your votes are not specified, this proxy will be voted FOR the election of the nominee for director and FOR Item 2.

Δ FOLD AND DETACH HERE Δ